Exhibit 10.1

PATENT CROSS-LICENSE AGREEMENT

between

DICERNA PHARMACEUTICALS, INC.
and
ALNYLAM PHARMACEUTICALS, INC.

April 3, 2020

CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH “[***]”. SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF DISCLOSED.
ACTIVE/104190464.2

TABLE OF CONTENTS

i

PATENT CROSS-LICENSE AGREEMENT

THIS PATENT CROSS-LICENSE AGREEMENT (the “Agreement”), effective as of April 3, 2020 (the “Effective Date”), is by and between Dicerna Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 33 Hayden Avenue, Lexington, MA 02421 (“Dicerna”) and Alnylam Pharmaceuticals, Inc., a corporation organized and existing under the laws of Delaware, with its principal business office located at 675 West Kendall Street, Henri A. Termeer Square, Cambridge, MA 02142 (“Alnylam”). Dicerna and Alnylam are each referred to individually as a “Party” and together as the “Parties”.
BACKGROUND
WHEREAS, Dicerna and Alnylam wish to grant each other non-exclusive patent licenses on the terms set forth in herein.
NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the sufficiency of which is acknowledged by both Parties, the Parties agree as follows:
1. DEFINITIONS AND INTERPRETATIONS
Capitalized terms used in this Agreement shall have the meanings specified in this Article 1, or as defined elsewhere in this Agreement.
1.1 “Acquired Party” has the meaning set forth in Section 2.7.
1.2 “Acquirer” has the meaning set forth in the definition of “Change of Control”.
1.3 “Additional Alnylam In-Licenses” means the agreements set forth in Section A of Exhibit A.
1.4 “Additional Dicerna In-Licenses” means the agreements set forth in Section A of Exhibit B.
1.5 “Affiliate” means, with respect to a Party, any legal entity which, at the time such determination is being made, is controlled by, controlling or under common control with such Party. As used in this definition, the term “control,” whether used as a noun or a verb, refers to the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of a legal entity, whether through the ownership of voting rights (e.g., fifty percent (50%) or more of the equity, the ordinary voting power or the general partnership interest), by contract or otherwise.
1.6 “Alnylam Existing In-Licenses” means the agreements set forth in Section B of Exhibit A.
1.7 “Alnylam Existing Third Party Agreements” means (a) the Alnylam Existing In-Licenses and (b) the agreements set forth in Section C of Exhibit A. Alnylam Existing Third Party

Agreements also include any Additional Alnylam In-License included within the definition of Alnylam Existing Third Party Agreements pursuant to Section 2.5.2(a).
1.8 “Alnylam Indemnified Party” has the meaning set forth in Section 12.2.
1.9 “Alnylam In-License” means any (a) the Alnylam Existing In-Licenses; (b) any Additional Alnylam In-License included within the definition of Alnylam Existing Third Party Agreements pursuant to Section 2.5.2(a); and (c) any agreement between Alnylam (or its Affiliates) and a Third Party entered into after the Effective Date pursuant to which Alnylam acquires Control of any Patent Rights that Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Dicerna Products in the Field in the Territory; but only to the extent such agreement is designated as an Alnylam In-License pursuant to Section 2.5.1.
1.10 “Alnylam Licensed Patent Rights” means (a) the Patent Rights that are Controlled by Alnylam or its Affiliates as of the Effective Date, as set forth in a list agreed upon by the Parties contemporaneously with the execution of this Agreement; and (b) any additional Patent Rights that (x) are Controlled by Alnylam or its Affiliates as of the Effective Date or during the Term, (y) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Dicerna Products in the Field in the Territory, and (z) are included in the definition of Alnylam Licensed Patent Rights pursuant to Section 2.4.1. For the avoidance of doubt, the Alnylam Licensed Patent Rights do not include (i) any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc or (ii) any Patent Rights licensed to Alnylam under [***].
1.11 “Alnylam Products” means Lumasiran and any Backups thereof.
1.12 “Annual Net Sales” means, with respect to a particular Product and Calendar Year, all Net Sales of such Product during such Calendar Year.
1.13 “Applicable Laws” means all federal, state, local, national and supra-national laws, statutes, rules and regulations, including any rules, regulations, guidelines or requirements of Regulatory Authorities, taxing authorities, national securities exchange or securities listing organizations that may be in effect from time to time during the Term and applicable to a particular activity hereunder.
1.14 “Assigning Party” has the meaning set forth in Section 6.3.1.
1.15 “Backup” means (a) with respect to Lumasiran, any RNAi Therapeutic, other than Lumasiran, that meets all of the following requirements: (i) is Directed to same target gene as Lumasiran; (ii) does not include any targeting ligand or other siRNA delivery technology other than GalNAc; (iii) is Controlled by Alnylam prior to or after the Effective Date; and (iv) can be used in the Field; and (b) with respect to Nedosiran, any RNAi Therapeutic, other than Nedosiran, that meets all of the following requirements: (i) is Directed to same target gene as Nedosiran; (ii) does not include any targeting ligand or other siRNA delivery technology other than GalNAc; (iii) is Controlled by Dicerna prior to or after the Effective Date; and (iv) can be used in the Field.

1.16 “Business Day” means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York, U.S.A. are authorized or required by Applicable Laws to remain closed.
1.17 “Calendar Quarter” means any respective period of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31 of any Calendar Year.
1.18 “Calendar Year” means each successive period of twelve (12) months commencing on January 1 and ending on December 31.
1.19 “Change of Control” means with respect to a Party (or its ultimate parent), (a) a merger, acquisition, consolidation or reorganization of such Party (or its ultimate parent) with a Third Party that results in the voting securities of such Party (or its ultimate parent) outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than [***] of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation, (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the “beneficial owner” (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended, and Rule 13d-3 thereunder (or, in each case, any successor thereto), except that a Person shall be deemed to have “beneficial ownership” of all shares that any such Person has the right to acquire, whether such right may be exercised immediately or only after the passage of time), directly or indirectly, of more than [***] of the combined voting power of the outstanding securities of such Party (or its ultimate parent), or (c) the sale or other transfer to a Third Party, whether directly or indirectly by a Party or an Affiliate thereof, of all or substantially all of such Party’s (or its ultimate parent’s) business. The acquiring or combining Third Party in any of (a), (b) or (c), and any of such Third Party’s Affiliates (whether in existence as of or any time following the applicable transaction, but other than the acquired Party and its Affiliates in existence prior to the applicable transaction or Affiliates it controls after the applicable transaction) are referred to collectively herein as the “Acquirer”.
1.20 “Claims” has the meaning set forth in Section 12.1.
1.21 “Clinical Trial” means any human clinical trial.
1.22 “CNS” means central nervous system, which includes the brain and spinal cord, dorsal root, trigeminal, pterygopalatine ganglia, submandibular ganglia, otic ganglia, and ciliary ganglia, but excluding peripheral nerves (other than dorsal root, trigeminal, pterygopalatine ganglia, submandibular ganglia, otic ganglia, and ciliary ganglia), the neuromuscular junction and muscle.
1.23 “Code” has the meaning set forth in Section 10.6.
1.24 “Combination Product” means a pharmaceutical formulation containing as its active ingredients both a Product and one or more other therapeutically active compounds or ingredients.
1.25 “Commercialization” or “Commercialize” means any and all activities directed to the offering for sale and sale of a Product, or other compound, product or therapy including: (a)

activities directed to storing, marketing, promoting, detailing, distributing, importing, exporting, selling and offering to sell that Product, or other compound, product or therapy; (b) conducting Clinical Trials after Marketing Authorization of a Product, or other compound, product or therapy with respect to such Product, or other compound, product or therapy; (c) interacting with Regulatory Authorities regarding the foregoing; and (d) seeking pricing approvals and reimbursement approvals (as applicable) for that Product, or other compound, product or therapy in the Territory. When used as a verb, to “Commercialize” and “Commercializing” means to engage in Commercialization and “Commercialized” has a corresponding meaning.
1.26 “Commercially Reasonable Efforts” of a Party means that level of efforts, expertise and resources commonly applied by such Party to carry out a particular task or obligation, consistent with the general practice followed by such Party relating to other pharmaceutical compounds, products or therapies owned by it, or to which it has exclusive rights, which are of similar market potential at a similar stage in their development or product life, taking into account issues of safety and efficacy, product profile, the competitiveness of other products in development and in the marketplace, supply chain management considerations, the proprietary position of the compound, product or therapy (including with respect to patent or regulatory exclusivity), the regulatory structure involved, the profitability of the applicable compound, product or therapy (including pricing and reimbursement status achieved), and other relevant technical, legal, scientific or medical factors. [***]
1.27 “Confidentiality Agreement” has the meaning set forth in Section 13.11.
1.28 “Confidential Information” means all Know-How or other information or materials of a Party, in any form (written, oral, electronic, photographic, or otherwise) that is confidential or proprietary, including:
(a) all such information or materials regarding or concerning any Product of such Party, or any other technical or business information;
(b) all communications between the Parties or information of whatever kind whether recorded or not and, if recorded, in whatever medium, relating to or arising out of this Agreement, whether disclosed prior to or after entering into this Agreement;
(c) any information that the Party indicates in writing is information of a confidential nature or which is marked “confidential”; and
(d) all copies and excerpts of the communications, information, notes, reports and documents in whatever form referred to in subclauses (a) through (d) of this definition.
For purposes of the confidentiality obligations set forth herein the terms and conditions of this Agreement shall be deemed Confidential Information of both Parties for purposes of the restriction on disclosure.
1.29 “Control” or “Controlled” means, with respect to any Patent Right or other intellectual property right, that a Party owns or has a license to, such Patent Right or other intellectual property right, and in each case, has the power to grant to the other Party, access, a license, or a sublicense (as applicable) to the same on the terms and conditions set forth in this Agreement without violating any obligations of the granting Party owed to a Third Party; provided that, with respect to rights to any Third Party Patent Right or other intellectual property right that is licensed to, or otherwise obtained by, (i) a Party or its Affiliates pursuant to an agreement entered into by such Party or any of its Affiliates after the Effective Date, or (ii) Alnylam or its Affiliates pursuant to any Additional Alnylam In-License or Dicerna or its Affiliates pursuant to an Additional Dicerna In-License, such Third Party Patent Rights or other intellectual property right shall be deemed not to be under the Control of such Party or its Affiliates unless and until the agreement pursuant to which such rights are obtained becomes an In-License pursuant to Section 2.5.1 or Section 2.5.2, as the case may be.
1.30 “Covered” or “Cover” means, with respect to a Product in a particular country and a particular Patent Right, that the manufacture, use, sale or importation of such Product in such country would, but for the licenses granted herein, infringe a Valid Claim in such Patent Right.
1.31 “Development” or “Develop” means, with respect to a Product (or other compound, product or therapy), any Research, non-clinical and clinical drug development activities that are necessary or useful to obtain Marketing Authorization for such Product, or other compound, product or therapy, including completions of Clinical Trials and the preparation and filing of Regulatory Filings and all regulatory affairs related to the foregoing. When used as a verb, “Developing” means to engage in Development and “Developed” has a corresponding meaning. For clarity, “Development” shall not include any Commercialization activities.
1.32 “Dicerna Existing In-Licenses” means the agreements set forth in Section B of Exhibit B.
1.33 “Dicerna Existing Third Party Agreements” means (a) the Dicerna Existing In-Licenses and (b) the agreements set forth in Section C of Exhibit B. Dicerna Existing Third Party Agreements also include any Additional Dicerna In-License included within the definition of Dicerna Existing Third Party Agreements pursuant to Section 2.5.2(b).
1.34 “Dicerna Indemnified Party” has the meaning set forth in Section 12.1.
1.35 “Dicerna In-License” means any (a) Dicerna Existing In-Licenses; (b) any Additional Dicerna In-License included within the definition of Dicerna Existing Third Party Agreements pursuant to Section 2.5.2(b), and (c) any agreement between Dicerna (or its Affiliates) and a Third Party entered into after the Effective Date pursuant to which Dicerna acquires Control of any Patent Rights that Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Alnylam Products in the Field in the Territory, but only to the extent such agreement is designated as a Dicerna In-License pursuant to Section 2.5.1.
1.36 “Dicerna Licensed Patent Rights” means (a) the Patent Rights that are Controlled by Dicerna or its Affiliates as of the Effective Date, as set forth in a list agreed upon by the Parties contemporaneously with the execution of this Agreement; and (b) any additional Patent Rights that (x) are Controlled by Dicerna or its Affiliates as of the Effective Date or during the Term, (y) Cover the Research, Development, registration, making (including formulation), having made, use,

Commercialization, or other exploitation of Alnylam Products in the Field in the Territory, and (z) are included in the definition of Dicerna Licensed Patent Rights pursuant to Section 2.4.2. For the avoidance of doubt, the Dicerna Licensed Patent Rights do not include any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc.
1.37 “Dicerna Product” means Nedosiran and any Backups thereof.
1.38 “Directed to” means, with respect to an siRNA and a target gene, [***].
1.39 “Dispute” has the meaning set forth in Section 13.4.1.
1.40 “Executive Officer” means an executive officer that is designated by a Party during the Term from time to time for dispute resolution purposes.
1.41 “Existing Third Party Agreements” means the Alnylam Existing Third Party Agreements and Dicerna Existing Third Party Agreements.
1.42 “Eye” means all parts of the eye, which for the avoidance of doubt, includes the cornea, iris, fovea, lens, macula, optic nerve, retina, pupil, sclera, and vitreous, and all periocular, periorbital and other accessary structures that support eye homeostasis, including conjunctiva, tissues of upper and lower eyelids, and fornices, meibomian glands, lacrimal glands and extraocular muscles.
1.43 “FDA” means the United States Food and Drug Administration and any successor thereto.
1.44 “Field” means the treatment or prevention of PH-related pathologies excluding any applications in the CNS or Eye (such as, without limitation, diseases or pathologies of the CNS or Eye, or any administration to the CNS or Eye, including intrathecal administration or intraocular administration).
1.45 “First Commercial Sale” means the first sale of a Product by Dicerna (in the case of the Dicerna Products) or by Alnylam (in the case of the Alnylam Products), or one of its Affiliates or their Sublicensees, to an unaffiliated third party after receipt of all Marketing Authorizations required to market and sell the applicable Product have been obtained in the country in which such Product is sold. Sales for purposes of testing a Product and sample purposes shall not be deemed a First Commercial Sale. Furthermore, for purposes of clarity, the term “First Commercial Sale” as used in this Agreement shall not include: (i) any distribution or other sale solely for so-called treatment IND sales, named patient sales, compassionate or emergency use sales or pre-license sales, in each case provided that such Product is distributed without charge or sold at or below cost; (ii) intercompany transfers to Affiliates of Dicerna (in the case of the Dicerna Products) or of Alnylam (in the case of the Alnylam Products) or between such entities and a Sublicensee of Dicerna (in the case of the Dicerna Products) or of Alnylam (in the case of the Alnylam Products) or an Affiliate, provided that a subsequent sale to an unaffiliated Third Party by such Affiliate of Dicerna (in the case of the Dicerna Products) or of Alnylam (in the case of the Alnylam Products) or Sublicensee is not considered an intercompany transfer; nor (iii) other similar non-commercial sales.

1.46 “First Target” has the meaning set forth in the definition of “Directed to”.
1.47 “GalNAc” means an N-acetylgalactosamine ligand.
1.48 “Governmental Authority” means any court, commission, authority, department, ministry, official or other instrumentality of, or being vested with public authority under any law of, any country, state or local authority or any political subdivision thereof, or any association of countries.
1.49 “IND” means an investigational new drug application filed with the FDA with respect to a Product or other compound, product or therapy, or an equivalent application filed with a Regulatory Authority in a country other than the United States to commence a Clinical Trial of pharmaceutical product.
1.50 “Indemnified Party” has the meaning set forth in Section 12.3.1.
1.51 “Indemnifying Party” has the meaning set forth in Section 12.3.1.
1.52 “In-License” mean an Alnylam In-License or a Dicerna In-License.
1.53 “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
1.54 “Know-How” means all technical, scientific, and other information, know-how, data, inventions, discoveries, trade secrets, specifications, instructions, techniques, processes, designs, drawings, formulae, methods, practices, protocols, expertise and other information and technology applicable to formulations, compositions or products or to their manufacture, development, registration, use, marketing or sale or to methods of assaying or testing them, and all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, efficacy, safety and pharmacovigilance, chemistry, manufacturing and controls, quality control, preclinical and clinical data relevant to any of the foregoing. For clarity, Know-How includes any such information comprised or embodied in any applicable physical materials, and excludes Patent Rights.
1.55 “Licensing Party” has the meaning set forth in Section 2.5.1.
1.56 “Losses” has the meaning set forth in Section 12.1.
1.57 “Lumasiran” means the molecule being Developed by Alnylam as of the Effective Date known or referred to by Alnylam as lumasiran, as further described in Exhibit D.
1.58 “Marketing Authorization” means, collectively, all Regulatory Approvals (including any pricing, reimbursement or access approvals) from the relevant Regulatory Authority necessary to initiate marketing and selling a Product in any country.
1.59 “MicroRNA” or “miRNA” means a structurally defined functional RNA molecule usually between [***] nucleotides in length, which is derived from an endogenous, genetically-encoded non-coding RNA which is predicted to be processed into a hairpin RNA structure that is a substrate for the double-stranded RNA-specific ribonuclease drosha and subsequently is predicted to serve as a substrate for the enzyme dicer, a member of the RNase III enzyme family.
1.60 “MicroRNA Mimic” means a single-stranded or double-stranded oligonucleotide with the same or substantially similar base composition and sequence (including chemically modified bases) as a particular natural miRNA and which is designed to mimic the activity of such miRNA. For clarity, MicroRNA Mimic excludes a double-stranded oligonucleotide which functions or is designed to function as an siRNA.
1.61 “Nedosiran” means the molecule being Developed by Dicerna as of the Effective Date known or referred to by Dicerna as Nedosiran (formerly designated DCR-PHXC), as further described in Exhibit C.
1.62 “Net Sales” shall mean, [***].
1.63 “Non-Acquired Party” has the meaning set forth in Section 2.7.
1.64 “Non-Assigning Party” has the meaning set forth in Section 6.3.1.
1.65 “Notice of Dispute” has the meaning set forth in Section 13.4.1.
1.66 “Patent Challenge by Alnylam” has the meaning set forth in Section 10.4.
1.67 “Patent Challenge by Dicerna” has the meaning set forth in Section 10.3.
1.68 “Patent Rights” means the rights and interests in and to issued patents and pending patent applications (which, for purposes of this Agreement, include certificates of invention, applications for certificates of invention and priority rights) in any country or region, including all provisional applications, substitutions, continuations, continuations-in-part, continued prosecution applications including requests for continued examination, divisional applications and renewals, and all letters patent or certificates of invention granted thereon, and all reissues, reexaminations, extensions (including pediatric exclusivity patent extensions), term restorations, renewals, substitutions, confirmations, registrations, revalidations, revisions and additions of or to any of the foregoing, and all foreign counterparts of any of the foregoing.
1.69 “Payee” has the meaning set forth in Section 6.3.2.
1.70 “Payor” has the meaning set forth in Section 6.3.2.
1.71 “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization or government or political subdivision thereof.
1.72 “PH” means collectively primary hyperoxaluria types I, II and III.
1.73 “Pre-Existing Affiliates” has the meaning set forth in Section 2.7.
1.74 “Product” means all formulations, versions, or SKUs of Alnylam Product and/or Dicerna Product, as applicable, for use in the Field.

1.75 “Regulatory Approval” means, collectively, any and all approvals (including supplements, amendments, pre- and post-approvals, pricing and reimbursement approvals), licenses, registrations or authorizations (including marketing and labeling authorizations) granted by or received from any Regulatory Authority that are necessary for the Research, Development, registration, manufacture (including formulation), distribution, importation, exportation, use, and Commercialization of a pharmaceutical product (including a Product) in a given jurisdiction.
1.76 “Regulatory Authority” means the FDA or any counterpart to the FDA outside the United States, or other Governmental Authority with authority over the Research, Development, registration, making (including formulation), use and Commercialization of a pharmaceutical product (including a Product), which may include the authority to grant the required reimbursement and pricing approvals for such sale.
1.77 “Regulatory Filings” means, individually or collectively, all applications, filings, submissions, licenses, registrations, permits, notifications, and authorizations (including marketing and labeling authorizations) or waivers with respect to the testing, Research, Development, registration, manufacture (including formulation), use and Commercialization of a Product made to or received from any Regulatory Authority in a given country, including INDs.
1.78 “Research” means all activities related to the research, identification, generation, formatting, screening, testing (including in vitro and animal models, but not in human subjects), stability testing, toxicology and formulation of compounds, products or therapies.
1.79 “RNAi Therapeutic” means any product that is based on or comprises at least one siRNA.
1.80 “Royalty” has the meaning set forth in Section 5.1.2.
1.81 “Royalty Term” means (i) with respect to each Dicerna Product in each country, the period from the First Commercial Sale of such Dicerna Product in such country until such Dicerna Product is no longer being Covered by a Valid Claim of the Alnylam Licensed Patent Rights in such country, and (ii) with respect to each Alnylam Product in each country, the period from the First Commercial Sale of such Alnylam Product in such country until such Alnylam Product is no longer being Covered by a Valid Claim of the Dicerna Licensed Patent Rights in such country.
1.82 “Second Target” has the meaning set forth in the definition of “Directed to”.
1.83 “siRNA” means an oligonucleotide composition of native or chemically modified RNA that targets a gene through activation of the RNA interference pathway, and that is not a MicroRNA, MicroRNA antagonist or MicroRNA Mimic.
1.84 “Sublicensed Party” has the meaning set forth in Section 2.5.3.
1.85 “Sublicensee” means a Third Party that is granted a license or sublicense to Research, Develop, make, have made, use, Commercialize or otherwise exploit Products in the

Field in the Territory or any portion thereof, beyond the mere right to purchase Products from a Party and its Affiliates.
1.86 “Sublicensor Party” has the meaning set forth in Section 2.5.3.
1.87 “Term” has the meaning set forth in Section 10.1.
1.88 “Territory” means worldwide.
1.89 “Third Party” means any Person other than Dicerna or Alnylam or an Affiliate of Dicerna or Alnylam.
1.90 “United States” or “U.S.” means the United States of America and its territories and possessions.
1.91 “USD” and “$” means United States dollars.
1.92 “Valid Claim” means any claim of: (a) an issued and unexpired patent, which claim has not been (i) revoked or held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, nor (ii) abandoned, disclaimed, denied or admitted to be invalid or unenforceable through reissue, re-examination or disclaimer or otherwise; or (b) a pending patent application that has not been pending for more than [***] years from the date of its earliest priority date that has not been cancelled, withdrawn, or abandoned, or finally rejected without the possibility of appeal or refiling; in each case of (a) and (b) (i) claiming the making, using, selling, offering for sale, importation or other exploitation of a Product and (ii) included within the Alnylam Licensed Patent Rights or the Dicerna Licensed Patent Rights. A pending claim that ceases to be a Valid Claim due to the time limit in clause (b) shall, if it later issues, qualify again as a Valid Claim, provided that it meets the requirements of clause (a) of the foregoing definition.
1.93 “VAT” has the meaning set forth in Section 6.3.5.

2. LICENSES
2.1 License Grants.
2.1.1 License Grant to Dicerna. Subject to the terms and conditions of this Agreement and the Alnylam Existing Third Party Agreements, Alnylam (on behalf of itself and its Affiliates) hereby grants to Dicerna a perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, under the Alnylam Licensed Patent Rights to Research, Develop, register, make (including formulate), have made, use, Commercialize, or otherwise exploit the Dicerna Products in the Field in the Territory during the Term.
2.1.2 License Grant to Alnylam. Subject to the terms and conditions of this Agreement and the Dicerna Existing Third Party Agreements, Dicerna (on behalf of itself and its

Affiliates) hereby grants to Alnylam a perpetual, irrevocable, non-exclusive license, with the right to grant sublicenses (through multiple tiers) as provided in Section 2.2, under the Dicerna Licensed Patent Rights to Research, Develop, register, make (including formulate), have made, use, Commercialize, or otherwise exploit the Alnylam Products in the Field in the Territory during the Term.
2.2 Sublicense Rights. Subject to the terms and conditions of this Agreement, Dicerna and Alnylam shall each have the right to grant sublicenses, in full or in part, under any and all rights licensed to Dicerna and Alnylam, respectively, under Section 2.1 to its Affiliates and to any Third Party; subject, at all times, to the terms and conditions of this Agreement, and provided, further, that each Party shall still be entitled to receive under or as a result of any such sublicense the same Royalty as set forth in this Agreement. Notwithstanding the foregoing, neither Party may grant any sublicenses under this Section 2.2 to any such Third Party if such sublicense is not part of a broader license to such Third Party that includes other material Patent Rights or other material intellectual property owned or controlled by the sublicensing Party.
2.3 Covenants.
2.3.1 Alnylam covenants that it will not: (a) willfully take any action that (i) would impose or result in a lien, charge or encumbrance of the Alnylam Licensed Patent Rights that would prevent or limit Dicerna’s exercise of its license rights to such Alnylam Licensed Patent Rights, or (ii) would materially adversely affect the license rights granted to Dicerna under this Agreement; or (b) assign, transfer, convey or otherwise grant to any Person any rights to any Alnylam Licensed Patent Rights (or any rights to any Patent Rights that would otherwise be included in the Alnylam Licensed Patent Rights if not assigned, transferred, conveyed, or otherwise granted to a Third Party), in any manner that is inconsistent with the licenses granted to Dicerna pursuant to Section 2.1.1.
2.3.2 Dicerna covenants that it will not: (a) willfully take any action that (i) would impose or result in a lien, charge or encumbrance of the Dicerna Licensed Patent Rights that would prevent or limit Alnylam’s exercise of its license rights to such Dicerna Licensed Patent Rights, or (ii) would materially adversely affect the license rights granted to Alnylam under this Agreement; or (b) assign, transfer, convey or otherwise grant to any Person any rights to any Dicerna Licensed Patent Rights (or any rights to any Patent Rights that would otherwise be included in the Dicerna Licensed Patent Rights if not assigned, transferred, conveyed, or otherwise granted to a Third Party), in any manner that is inconsistent with the licenses granted to Alnylam pursuant to Section 2.1.2.
2.4 Additional Licensed Patent Rights.
2.4.1 With regards to any additional Patent Rights (other than Patent Rights Covering any [***]) that (a) are Controlled by Alnylam or its Affiliates as of the Effective Date or during the Term, (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Dicerna Products in the Field in the Territory, and (c) are not already listed for inclusion in the definition of Alnylam Licensed Patent Rights, Dicerna shall have the option, exercisable during the Term upon written notice to Alnylam, and on a Patent Right-by-Patent Right basis, to expand the definition of

Alnylam Licensed Patent Rights under this Agreement to include such additional Patent Rights. Upon receipt of such written notice from Dicerna, such additional Patent Rights will thereafter be included within the definition of Alnylam Licensed Patent Rights and licensed to Dicerna Pursuant to Section 2.1.1, and the list mentioned in Section 1.10(a) will be updated accordingly.
2.4.2 With regards to any additional Patent Rights (other than Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc) that (a) are Controlled by Dicerna or its Affiliates as of the Effective Date or during the Term, (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Alnylam Products in the Field in the Territory, and (c) are not already listed for inclusion in the definition of Dicerna Licensed Patent Rights, Alnylam shall have the option, exercisable during the Term upon written notice to Dicerna, and on a Patent Right-by-Patent Right basis, to expand the definition of Dicerna Licensed Patent Rights under this Agreement to include such additional Patent Rights. Upon receipt of such written notice from Alnylam, such additional Patent Rights will thereafter be included within the definition of Dicerna Licensed Patent Rights and licensed to Alnylam Pursuant to Section 2.1.2, and the list mentioned in Section 1.36(a) will be updated accordingly.
2.5 In-Licenses.
2.5.1 Acceptance of In-Licenses. In the event that either Party (the “Licensing Party”) or its Affiliate enters into an agreement with a Third Party after the Effective Date meets the criteria set forth in clause (b) of the definition of Dicerna In-License or clause (b) of the definition of Alnylam In-License (as the case may be), then the Licensing Party will promptly provide the other Party with notice and a copy of the applicable Third Party agreement. Within [***] days following receipt of such notice, the other Party will decide, in its sole discretion, whether to accept the applicable Third Party agreement as an Alnylam In-License or Dicerna In-License, as the case may be, and provide notice of such decision to the Licensing Party. In the event that such other Party declines to accept such agreement as an Alnylam In-License or Dicerna In-License, as the case may be, any rights granted to the Licensing Party thereunder will not be deemed to be “Controlled” by the Licensing Party or licensed to the other Party under this Agreement. In the event that the other Party accepts such Third Party agreement as an Alnylam In-License or Dicerna In-License, as the case may be, (i) such agreement will thereafter be included within the definition of Alnylam In-License or Dicerna In-License, as applicable, (ii) any rights granted to the Licensing Party thereunder will be deemed to be “Controlled” by the Licensing Party and sublicensed to the other Party pursuant to the terms of this Agreement, and (iii) the Parties will negotiate in good faith an allocation of the respective share each Party shall bear for payments made or to be made under such Third Party Agreement such that each Party will equitably bear responsibility for those payments arising from its activities under the rights licensed under such Third Party agreement (or in the case of the Party that is the sublicensee, arising from the grant of such sublicense).
2.5.2 Additional In-Licenses.
(a) Dicerna shall have the option, exercisable during the Term upon written notice to Alnylam, and on an Additional Alnylam In-License by Additional Alnylam In-License basis, to expand the definition of Alnylam Licensed Patent Rights under this

Agreement to include the Patent Rights Controlled by Alnylam under such Additional Alnylam In-License. Upon receipt of such written notice from Dicerna, such agreement will thereafter be included within the definition of the Alnylam Existing Third Party Agreements, and all rights granted to Alnylam thereunder will be deemed to be “Controlled” by Alnylam and sublicensed to Dicerna under this Agreement effective as of the date of such written notice, and Exhibit A will be updated accordingly. For the avoidance of doubt, in no event shall this Section 2.5.2(a) permit the Alnylam Licensed Patent Rights to expand to include (i) any Patent Rights Covering [***] or (ii) any Patent Rights licensed to Alnylam [***].
(b) Alnylam shall have the option, exercisable during the Term upon written notice to Alnylam, and on an Additional Dicerna In-License by Additional Dicerna In-License basis, to expand the definition of Dicerna Licensed Patent Rights under this Agreement to include the Patent Rights Controlled by Dicerna under such Additional Dicerna In-License. Upon receipt of such written notice from Alnylam, such agreement will thereafter be included within the definition of the Dicerna Existing Third Party Agreements, and all rights granted to Dicerna thereunder will be deemed to be “Controlled” by Dicerna and sublicensed to Alnylam under this Agreement effective as of the date of such written notice, and Exhibit B will be updated accordingly. For the avoidance of doubt, in no event shall this Section 2.5.2(b) permit the Dicerna Licensed Patent Rights to expand to include any Patent Rights Covering [***].
2.5.3 Compliance. Each Party acknowledges and agrees that the sublicenses and other rights granted by the other Party to such first Party in this Agreement are subject to the terms of any In-Licenses to which such other Party or any of its Affiliates is a party. Each Party granted a sublicense pursuant to this Agreement under any of the In-Licenses of the other Party (or any of its Affiliates) (the Party granted a sublicense, the “Sublicensed Party,” and the Party granting the sublicense, the “Sublicensor Party”) shall comply with, and perform and take such actions as may be required to allow the Sublicensor Party to comply with, all applicable terms and conditions of the In-Licenses of the Sublicensor Party to the extent (a) applicable to (i) the Sublicensed Party’s rights or obligations relating to the Development, manufacture or Commercialization of Products under this Agreement or (ii) the filing, prosecution, maintenance, extension, defense, enforcement or the further sublicensing of the Alnylam Licensed Patent Rights (if Alnylam is the Sublicensor Party) or the Dicerna Licensed Patent Rights (if Dicerna is the Sublicensor Party) to the extent relevant to the Sublicensed Party’s rights or obligations relating to the Development, manufacture or Commercialization of Products under this Agreement, and (b) the Sublicensed Party has been given written notice or provided a copy of such terms and conditions on or before the later of (i) the Effective Date and (ii) the date on which such In-License is first required to have been provided to the Sublicensed Party hereunder, including any such terms and conditions relating to sublicensing, patent matters, confidentiality, reporting, audit rights, indemnification and diligence. Without limiting the foregoing, (x) the Parties shall, from time to time, upon the reasonable request of either Party, discuss the terms of any In-License and (y) each Sublicensed Party shall prepare and deliver to the Sublicensor Party any reports required under the applicable In-Licenses of the Sublicensor Party sufficiently in advance to enable the Sublicensor Party to comply with its obligations under the applicable In-Licenses, to the extent that the Sublicensed Party had been made aware of such provisions sufficiently in advance of the date on which such compliance is required in order for such Sublicensed Party to properly prepare such reports.
2.6 No Implied Licenses or Rights. Except as expressly set forth in this Agreement, neither Party, by virtue of this Agreement, shall acquire any license or other interest, by implication or otherwise, in any materials, Know-How, Patent Rights or other intellectual property rights Controlled by the other Party or its Affiliates not expressly granted under this Agreement. Furthermore, notwithstanding anything to the contrary in this Agreement, by entering into this Agreement, neither Party is forfeiting any rights that such Party may have, including its rights to perform Research in compliance with 35 U.S.C. § 271(e)(1) or any experimental or Research use exemption that may apply in any country.
2.7 Effect of Change of Control. [***]
2.8 Covenant Not to Sue.
2.8.1 With regards to any Patent Rights that (a) are Controlled by Alnylam or its Affiliates as of the Effective Date or during the Term, (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Dicerna Products in the Field in the Territory, and (c) are not included in the definition of Alnylam Licensed Patent Rights, Alnylam and its Affiliates hereby agree and covenant not to sue Dicerna, Dicerna’s Affiliates, and any direct and indirect Sublicensees, during the Term in the event that a Dicerna Product or the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation thereof in the Field infringes such Patent Rights. Notwithstanding the foregoing, the Patent Rights subject to the covenant not to sue granted under this Section 2.8.1 shall not include any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc. In addition, if Dicerna or any of its Affiliates (x) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Patent Rights subject to the covenant not to sue granted under this Section 2.8.1 or any claim thereof or (y) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any such Patent Rights or any claim thereof, then, to the extent permitted by the Applicable Laws, the covenant not to sue granted under this Section 2.8.1 shall terminate with respect to such Patent Rights.
2.8.2 With regards to any Patent Rights that (a) are Controlled by Dicerna or its Affiliates as of the Effective Date or during the Term, (b) Cover the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation of Alnylam Products in the Field in the Territory, and (c) are not included in the definition of Dicerna Licensed Patent Rights, Dicerna and its Affiliates hereby agree and covenant not to sue Alnylam, Alnylam’s Affiliates, and any direct and indirect Sublicensees, during the Term in the event that a Alnylam Product or the Research, Development, registration, making (including formulation), having made, use, Commercialization, or other exploitation thereof in the Field infringes such Patent Rights. Notwithstanding the foregoing, the Patent Rights subject to the covenant not to sue granted under this Section 2.8.2 shall not include any Patent Rights Covering any targeting ligand or other siRNA delivery technology other than GalNAc. In addition, if Alnylam or any of its Affiliates (x) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Patent Rights subject to the covenant not to sue granted under this Section 2.8.2 or any claim thereof or (y) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any such Patent Rights or any claim thereof, then, to the extent permitted by the Applicable Laws, the covenant not to sue granted under this Section 2.8.2 shall terminate with respect to such Patent Rights.

3. DEVELOPMENT AND REGULATORY
3.1 Development Responsibilities. As between the Parties, Dicerna shall have sole discretion and authority with respect to all decisions concerning the Research and Development of Dicerna Products in the Field, including the clinical and regulatory strategy of such Dicerna Products. As between the Parties, Alnylam shall have sole discretion and authority with respect to all decisions concerning the Research and Development of Alnylam Products in the Field, including the clinical and regulatory strategy of such Alnylam Products.
3.2 Regulatory Responsibilities.
3.2.1 As between the Parties, Dicerna shall, with respect to the Dicerna Products, (i) be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining Regulatory Approvals and shall have sole control over all interactions with the applicable Regulatory Authority, (ii) have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all adverse events and any other information concerning the safety of Dicerna Products, in each case, in accordance with Applicable Laws and (iii) own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals and hold all such Regulatory Filings and Regulatory Approvals in its name.
3.2.2 As between the Parties, Alnylam shall, with respect to Alnylam Products, (i) be responsible for the preparation, submission, and maintenance of all Regulatory Filings and obtaining and maintaining Regulatory Approvals and have sole control over all interactions with the applicable Regulatory Authority, (ii) have sole responsibility for safety management, including the timely reporting to the appropriate Governmental Authorities, of all adverse events and any other information concerning the safety, in each case, in accordance with Applicable Laws, and (iii) own all right, title and interest in and to any and all Regulatory Filings and Regulatory Approvals and hold all such Regulatory Filings and Regulatory Approvals in its name.
3.3 Costs of Development. Dicerna shall be responsible for its own costs and expenses for the Research and Development of the Dicerna Products, and Alnylam shall be responsible for its own costs and expenses for the Research and Development of Alnylam Products.

4. COMMERCIALIZATION AND MANUFACTURING

4.1 Commercialization by Dicerna. As between the Parties, Dicerna shall have the sole right and be responsible at its own expense for the Commercialization and manufacture of the Dicerna Products. All decisions concerning the Commercialization and manufacture of Dicerna Products within the Territory, including the marketing and sales of Dicerna Products, and the design, price, and promotion of Dicerna Products are within the sole discretion of Dicerna.
4.2 Commercialization by Alnylam. As between the Parties, Alnylam shall have the sole right and be responsible at its own expense for the Commercialization and manufacture of the Alnylam Products. All decisions concerning the Commercialization and manufacture of Alnylam Products within the Territory, including the marketing and sales of Alnylam Products, and the design, price, and promotion of Alnylam Products, are within the sole discretion of Alnylam.

5. FINANCIAL PROVISIONS
5.1 Royalties to Alnylam.
5.1.1 Dicerna shall pay Alnylam a Royalty as set forth in Section 5.1.2 on a country-by-country and Dicerna Product-by-Dicerna Product basis during the Royalty Term, in each case subject to the Royalty reductions set forth below in this Section 5.1.
5.1.2 Royalties. During the Royalty Term, Dicerna shall pay Alnylam a royalty on a Dicerna Product-by-Dicerna Product and country-by-country basis an amount equal to [***] of Net Sales of Dicerna Product (each such royalty payment, a “Royalty”).
5.1.3 Royalty Reduction - Third Party Royalties – Anti-Stacking. If Dicerna determines that it is necessary for Dicerna or its Affiliates or Sublicensees to obtain a license from a Third Party after the Effective Date in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit a Dicerna Product in a particular country, Dicerna shall have the right to deduct [***] of all upfront, milestone, Royalty or other payments due under such license with the Third Party (to the extent not already subject to the payment sharing pursuant to Section 2.5.1) from the Royalty owing to Alnylam during the applicable period for the such Dicerna Product under Section 5.1.2, subject to the Royalty reduction floor as set forth below; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future Calendar Quarters. Notwithstanding the foregoing, in no event shall the Dicerna be permitted to reduce royalties payable to Alnylam pursuant to this Section 5.1.3 below [***] of the royalties otherwise payable under Section 5.1.2.
5.2 Royalties to Dicerna.
5.2.1 Alnylam shall pay Dicerna a Royalty as set forth in Section 5.2.2 on a country-by-country and Alnylam Product-by-Alnylam Product basis during the Royalty Term, in each case subject to the Royalty reductions set forth below in this Section 5.2.
5.2.2 Royalties. During the Royalty Term, Alnylam shall pay Dicerna a Royalty on an Alnylam Product-by-Alnylam Product and country-by-country basis on Annual Net Sales of Alnylam Product at the applicable Royalty rate set forth below, based on the time period during which such Net Sales accrue.

Time Period During Which Net Sales Accrue	Royalty Rate
[***]	[***]
[***]	[***]
5.2.3 Royalty Reduction - Third Party Royalties – Anti-Stacking. If Alnylam determines that it is necessary for Alnylam or its Affiliates or Sublicensees to obtain a license from a Third Party after the Effective Date in order to Research, Develop, make (including formulate), have made, use, Commercialize or otherwise exploit an Alnylam Product in a particular country, Alnylam shall have the right to deduct [***] of all upfront, milestone, Royalty or other payments due under such license with the Third Party (to the extent not already subject to the payment sharing pursuant to Section 2.5.1) from the Royalty owing to Dicerna during the applicable period for the such Alnylam Product under Section 5.2.2, subject to the Royalty reduction floor as set forth below; provided, that any credit not applied because of such Royalty reduction floor may be carried forward to future Calendar Quarters. Notwithstanding the foregoing, in no event shall the Alnylam be permitted to reduce royalties payable to Dicerna pursuant to this Section 5.2.3 below [***] of the royalties otherwise payable under Section 5.2.2.

6. REPORTS AND PAYMENT TERMS
6.1 Payment Terms. During the Royalty Term with respect to any Royalties due from one Party to the other under this Agreement, the paying Party shall furnish to the other Party a quarterly report on sales of the paying Party’s Product within [***] days after each [***]. Such report shall include the Net Sales of such Product and the Royalties due (in USD). Royalties shown to have accrued by each report provided under this Section 6.1 shall be due and payable [***]. In addition, the paying Party will, in advance of each such quarterly report and solely to the extent practicable, provide the other Party with preliminary good faith estimates of the Net Sales for the paying Party’s Product for the applicable [***].
6.2 Payment Currency / Exchange Rate. All payments to be made by under this Agreement shall be made in USD. Payments shall be made by electronic wire transfer of immediately available funds to the account of the recipient Party, as designated in writing to the paying Party. If any currency conversion is required in connection with the calculation of amounts payable hereunder, such conversion shall be [***].
6.3 Taxes.
6.3.1 Income Taxes. Except as provided in this Section 6.3.1, each Party shall pay all income and other taxes (including interest) imposed on or measured with respect to its own income accruing or paid to it under this Agreement. Notwithstanding anything in this Agreement to the contrary, if one Party’s assignment of this Agreement (such Party, the “Assigning Party”) leads to the imposition of income tax liability on the other Party (such Party, the “Non-Assigning Party”) that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, the Assigning Party will indemnify and hold harmless the Non-Assigning Party from any such additional or increased income tax liability (except to the extent that the Non-Assigning Party or any of its Affiliates can obtain a refund or credit for such amounts, provided that the Non-

Assigning Party will be reimbursed f by the Assigning Party or any reasonable out of pocket costs incurred in obtaining such a refund or credit).
6.3.2 Withholding Taxes. If provision is made in law or regulation of any country for withholding of taxes of any type, levies or other charges with respect to any royalty or other amounts payable under this Agreement to a Party (the “Payee”), then the other Party (the “Payor”) shall timely pay such tax, levy or charge for and on behalf of the Payee to the proper Governmental Authority, and shall promptly furnish Payee with appropriate proof of payment of the withheld taxes as well as the official receipts sufficient to enable the Payee to claim credits for such payments of taxes; provided, however, that notwithstanding anything in this Agreement to the contrary, if an Assigning Party’s assignment of this Agreement leads to the imposition of withholding tax liability on a Non-Assigning Party that would not have been imposed in the absence of such action or in an increase in such liability above the liability that would have been imposed in the absence of such action, the Assigning Party will indemnify and hold harmless a Non-Assigning Party from any such additional or increased withholding tax liability (except to the extent that a Non-Assigning Party or any of its Affiliates can obtain a refund or credit of such withholding taxes, provided that a Non-Assigning Party will be reimbursed for any reasonable out of pocket costs incurred in obtaining such a refund or credit). The Parties shall cooperate and exercise their reasonable best efforts to ensure that any such withholding taxes are mitigated or reduced to the extent possible under the provisions of any Applicable Laws, and shall provide the Payee reasonable assistance (including the provision of any tax forms and other information) in order to allow the Payee to obtain the benefit of any present or future treaty against double taxation or exemption from, refund or reduction in taxes which may apply to such payments. To the extent that a Party is required to deduct and withhold taxes on any such payment pursuant to this Section 6.3.2, such Party will provide the Payee with written notice of the required withholding as promptly as reasonably practical (and in any event, no later than [***]) prior to making such payment. To the extent such amounts are so deducted and withheld and timely remitted to the relevant tax authorities, such amounts shall be treated for all purposes under this Agreement as having been paid to the Party to whom such amounts would otherwise have been paid.
6.3.3 Foreign-Derived Deduction Eligible Income Reporting. Alnylam shall obtain and deliver to Dicerna, on an annual basis and within [***] days of Dicerna’s request to provide, information as reasonably requested by Dicerna and in Alnylam’s possession to meet any documentation requirements imposed by regulations issued under Section 250 of the Internal Revenue Code for the treatment of an appropriate portion of such amounts as “foreign-derived deduction eligible income” within the meaning of Section 250 of the Internal Revenue Code and the regulations thereunder.
6.3.4 No Partnership for Tax Purposes. The Parties acknowledge and agree that this Agreement is not intended to treated as a partnership or joint venture for United States federal and state tax purposes, and the Parties further agree to file all tax returns (including information returns) consistent with the foregoing intended tax treatment unless required by a final determination within the meaning of Section 1313 of the Internal Revenue Code.
6.3.5 Value Added Tax. It is understood and agreed between the Parties that any payments made by any Party under this Agreement are exclusive of any value added tax (“VAT”)

or similar tax imposed upon such payments. Where VAT is properly chargeable in respect of any supply of goods or services made under this Agreement, the Party paying the consideration for that supply will pay the amount of VAT subject to receipt of a valid tax invoice issued in accordance with Applicable Laws.
6.4 Audit Rights (Financial).
6.4.1 [***]

7. INTELLECTUAL PROPERTY RIGHTS
7.1 Ownership of Patent Rights. [***]
7.2 Filing, Prosecution, Enforcement and Defense.
7.2.1 Filing and Prosecution.
(a) Alnylam Licensed Patent Rights. [***]
(b) Dicerna Licensed Patent Rights. [***]
7.2.2 Enforcement and Defense.
(a) Enforcement of Alnylam Licensed Patent Rights. [***]
(b) Enforcement of Dicerna Licensed Patent Rights. [***]
7.2.3 Recovery. The Party having the right to initiate any infringement suit under Section 7.2.2 above shall have the sole and exclusive right to select counsel for any such suit and shall pay all expenses of the suit, including attorneys’ fees and court costs and reimbursement of the other Party’s reasonable out-of-pocket expense in rendering assistance requested by the initiating Party. In connection with any such suit under Section 7.2.2, any damages, license fees, royalties or other compensation (including any amount received in settlement of such litigation), such amounts shall be allocated in all cases to the Party Controlling the asserted Patent Rights.

8. CONFIDENTIALITY
8.1 Duty of Confidence. During the Term and for [***] years thereafter, all Confidential Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the recipient Party and shall not be disclosed to any Third Party or used for any purpose, except as set forth herein, without the prior written consent of the disclosing Party. The recipient Party may only use Confidential Information of the other Party for purposes of exercising its rights and fulfilling its obligations under this Agreement and may disclose Confidential Information of the other Party and its Affiliates to employees, agents, contractors, consultants and advisers of the recipient Party and its Affiliates, licensees and Sublicensees to the extent reasonably necessary for such purposes; provided that such persons and entities are bound by confidentiality and non-use of the Confidential Information consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party.

8.2 Exceptions. The obligations under this Article 8 shall not apply to any information to the extent the recipient Party can demonstrate by competent evidence that such information:
8.2.1 is (at the time of disclosure) or becomes (after the time of disclosure) known to the public or part of the public domain through no breach of this Agreement by the recipient Party or its Affiliates;
8.2.2 was known to, or was otherwise in the possession of, the recipient Party or its Affiliates prior to the time of disclosure by the disclosing Party;
8.2.3 is disclosed to the recipient Party or an Affiliate on a non-confidential basis by a Third Party that is entitled to disclose it without breaching any confidentiality obligation to the disclosing Party or any of its Affiliates; or
8.2.4 is independently developed by or on behalf of the recipient Party or its Affiliates, as evidenced by its written records, without use of or reference to the Confidential Information disclosed by the disclosing Party or its Affiliates under this Agreement.
8.3 Authorized Disclosures. Subject to this Section 8.3, the recipient Party may disclose Confidential Information (including the Agreement) belonging to the other Party:
8.3.1 if such disclosure is deemed necessary by counsel to the recipient Party to be disclosed to such Party’s attorneys, independent accountants or financial advisors, for the sole purpose of enabling such attorneys, independent accountants or financial advisors to provide advice to the recipient Party, on the condition that such Persons are bound by confidentiality and non-use obligations consistent with the confidentiality provisions of this Agreement as they apply to the recipient Party;
8.3.2 to the extent required in connection with any judicial or administrative process relating to or arising from this Agreement (including any enforcement hereof) or to comply with applicable court orders or governmental regulations;
8.3.3 if the recipient Party is required by judicial or administrative process to disclose Confidential Information that is subject to the non-disclosure provisions of this Article 8, in which case such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed as permitted by this Section 8.3 shall remain otherwise subject to the confidentiality and non-use provisions of this Article 8, and the Party disclosing Confidential Information as permitted by this Section 8.3 shall take all steps reasonably necessary, including obtaining an order of confidentiality and otherwise cooperating with the other Party, to ensure the continued confidential treatment of such Confidential Information;
8.3.4 if the recipient Party is required to make a disclosure by law, regulation or legal process, including by the rules or regulations of any tax authority, the United States Securities and Exchange Commission, or any other similar regulatory agencies in a country other than the United States or of any stock exchange or other securities trading institution. In such event, a Party disclosing Confidential Information of the other Party under this Section 8.3.4 shall disclose only such Confidential Information of such other Party as is required to be disclosed; or
8.3.5 if such disclosure is to the recipient Party’s bona fide potential or existing collaborators, financial partners, investors, acquirers or lenders, the recipient Party may disclose the terms of this Agreement to such collaborators, financial partners, investors, acquirers or lenders who have executed a non-disclosure agreement restricting such collaborators, financial partners, investor, acquirer or lender to use the terms of this Agreement solely for purposes of, and to the extent necessary for, evaluating the potential or existing collaboration, financial partnership, investment, acquisition or financing, restricting access to such individuals as may need to know the information for such evaluation, and strictly prohibiting disclosure of such terms by the prospective or existing collaborators, financial partners, investor, acquirer, or lender.

9. PUBLICITY
9.1 Publicity. The Parties have mutually approved a joint press release attached hereto as Exhibit E. Each Party agrees not to issue any other press release or other public statement, whether oral or written, disclosing the terms hereof or any of the activities conducted hereunder without the prior written consent of the other Party; provided, however, that neither Party will be prevented from complying with any duty of disclosure it may have pursuant to Applicable Laws or pursuant to the rules of any recognized stock exchange or quotation system subject to the restrictions set forth in Section 8.3.

10. TERM AND TERMINATION
10.1 Term. Subject to Article 10, the term of this Agreement (the “Term”) will commence on the Effective Date and (subject to earlier termination in accordance with this Article 10) will expire upon the expiration of the last-to-expire Patent Rights licensed under Article 2.
10.2 Remedies for Breach; No Early Termination. If Dicerna or any of its Affiliates on the one hand or Alnylam or any of its Affiliates on the other breaches this Agreement and such breach remains uncured for more than [***] days after the receipt by the breaching Party of notice specifying the breach and requiring its remedy, provided, prior to such notice being delivered, the Parties had fully complied with Section 13.4 (except as may otherwise be provided in Section 13.4.3); then on each such occasion, the non-breaching Party shall have the right to seek monetary damages for such breach, whether or not cured, and/or to seek equitable relief (including restraining orders, specific performance or other injunctive relief) to prevent such uncured breach from continuing or such breach from occurring again in the future. The prevailing Party in such an action for monetary damages or equitable relief shall be entitled to recover reasonable attorneys’ fees and expenses from the other Party. The Parties acknowledge and agree that the remedies provided for in this Section 10.2 are the sole and exclusive remedies for any breach of this Agreement, and no breach of this Agreement shall constitute grounds for termination of this Agreement or any of the rights or obligations set forth herein.
10.3 Challenges of Patent Rights by Dicerna. If, during the Term, Dicerna or any of its Affiliates (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Patent Rights licensed to Dicerna under this Agreement or any claim thereof or (b) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Patent Rights licensed to Dicerna under this Agreement or any claim thereof (each of (a) and (b), a “Patent Challenge by Dicerna”), then, to the extent permitted by the Applicable Laws, Alnylam shall have the right, exercisable within [***] days following receipt of notice regarding such Patent Challenge by Dicerna, in its sole discretion, to give notice to Dicerna that Alnylam may terminate the license granted to Dicerna under Section 2.1.1 (which termination will be effective [***] days following such notice (or such longer period as Alnylam may designate in such notice)), and, unless Dicerna or such Affiliate withdraws or causes to be withdrawn all such challenge(s) within such [***] day period such that such challenge is actually withdrawn and no longer pending, Alnylam will have the right at its sole discretion to either terminate the license granted to Dicerna under Section 2.1.1 or reduce the royalty paid by Alnylam to [***], by providing written notice thereof to Dicerna. The foregoing sentence shall not apply with respect to (i) any Patent Rights that Alnylam first asserts against Dicerna or any of its Affiliates where the Patent Challenge by Dicerna is made in defense of such assertion or (ii) any Patent Challenge commenced by a Third Party that, after the Effective Date, acquires or is acquired by Dicerna or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition.
10.4 Challenges of Patent Rights by Alnylam. If, during the Term, Alnylam or any of its Affiliates (a) commences or participates in any action or proceeding (including any patent opposition or re-examination proceeding), or otherwise asserts any claim, challenging or denying the validity or enforceability of any Patent Rights licensed to Alnylam under this Agreement or any claim thereof or (b) actively assists any other Person or entity in bringing or prosecuting any action or proceeding (including any patent opposition or re-examination proceeding) challenging or denying the validity or enforceability of any Patent Rights licensed to Alnylam under this Agreement or any claim thereof (each of (a) and (b), a “Patent Challenge by Alnylam”), then, to the extent permitted by the Applicable Laws, Dicerna shall have the right, exercisable within [***] days following receipt of notice regarding such Patent Challenge by Alnylam, in its sole discretion, to give notice to Alnylam that Dicerna may terminate the license granted to Dicerna under Section 2.1.2 (which termination will be effective [***] days following such notice (or such longer period as Dicerna may designate in such notice)), and, unless Alnylam or such Affiliate withdraws or causes to be withdrawn all such challenge(s) within such [***]-day period such that such challenge is actually withdrawn and no longer pending, Dicerna will have the right at its sole discretion to either terminate the license granted to Alnylam under Section 2.1.2 or reduce the royalty paid by Dicerna to [***], by providing written notice thereof to Alnylam. The foregoing sentence shall not apply with respect to (i) any Patent Rights that Dicerna first asserts against Alnylam or any of its Affiliates where the Patent Challenge by Alnylam is made in defense of such assertion or (ii) any Patent Challenge commenced by a Third Party that, after the Effective Date, acquires or is acquired by Alnylam or its Affiliates or its or their business or assets, whether by stock purchase, merger, asset purchase or otherwise, but only with respect to Patent Challenges commenced prior to the closing of such acquisition.

10.5 Survival. Termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such termination, nor affect in any way the survival of any other right, duty or obligation of the Parties which is expressly stated elsewhere in this Agreement to survive such termination. Without limiting the foregoing and except as expressly set forth otherwise in this Agreement, Section 1, Section 5 (solely to the extent any payments became payable prior to the effective date of such expiration or termination), Section 6 (with respect to Sections 6.1, 6.2, and 6.3, solely to the extent any payments became payable prior to the effective date of such expiration or termination), Section 7, Section 8, Section 9, Section 10.5, Section 12, and Section 13 shall survive to the extent applicable. Except as otherwise expressly provided herein, all other rights and obligations of the Parties under this Agreement shall terminate upon termination of this Agreement. For clarity, the Parties acknowledge and agree that the license grants in Section 2.1 are intended to be perpetual and irrevocable, subject to Sections 10.3 and 10.4.
10.6 Bankruptcy Code. If this Agreement is rejected by a Party as a debtor under Section 365 of the United States Bankruptcy Code or similar provision in the bankruptcy laws of another jurisdiction (the “Code”), then, notwithstanding anything else in this Agreement to the contrary, all licenses and rights to licenses granted under or pursuant to this Agreement by the Party in bankruptcy to the other Party are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Code (or similar provision in the bankruptcy laws of the jurisdiction), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code (or similar provision in the bankruptcy laws of another applicable jurisdiction). The Parties agree that a Party that is a licensee of rights under this Agreement shall retain and may fully exercise all of its rights and elections under the Code, and that upon commencement of a bankruptcy proceeding by or against a Party under the Code, the other Party shall be entitled to a complete duplicate of, or complete access to (as such other Party deems appropriate), any such intellectual property and all embodiments of such intellectual property, if not already in such other Party’s possession, shall be promptly delivered to such other Party: (a) upon any such commencement of a bankruptcy proceeding upon written request therefor by such other Party, unless the bankrupt Party elects to continue to perform all of its obligations under this Agreement; or (b) if not delivered under the foregoing subclause (a), upon the rejection of this Agreement by or on behalf of the bankrupt Party upon written request therefor by the other Party. The foregoing provisions of this Section 10.6 are without prejudice to any rights a Party may have arising under the Code.

11. REPRESENTATIONS AND WARRANTIES
11.1 Representations and Warranties by Each Party. Each Party represents and warrants to the other as of the Effective Date that:
11.1.1 Good Standing. It is a corporation duly organized, validly existing under the laws of the jurisdiction of its incorporation, and in good standing under the laws of its jurisdiction of formation.
11.1.2 Authority and Capabilities. It has: (a) full corporate power and authority to execute, deliver, and perform this Agreement; (b) taken all corporate action(s) required by Applicable Laws and its organizational documents to authorize the execution and delivery of this Agreement, and the consummation of the transactions and performance of its obligations contemplated by this Agreement; and (c) sufficient facilities, experienced personnel and other capabilities to enable it to perform its obligations under this Agreement.
11.1.3 Valid and Binding. This Agreement constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, bank moratorium or similar laws affecting creditors’ rights generally and laws restricting the availability of equitable remedies and may be subject to general principles of equity whether or not such enforceability is considered in a proceeding at law or in equity).
11.1.4 No Conflict. The execution and delivery of this Agreement and all other instruments and documents required to be executed pursuant to this Agreement, and the consummation of the transactions contemplated hereby do not and shall not: (a) conflict with or result in a breach of any provision of its organizational documents; (b) result in a breach of any agreement to which it is a party; or (c) violate any Applicable Laws.
11.1.5 Licensed Patent Rights. With respect to the Alnylam Licensed Patent Rights (in the case of Alnylam) and the Dicerna Licensed Patent Rights (in the case of Dicerna), it has sufficient right and authority to grant the licenses thereunder set forth in Section 2.
11.2 Representations, Warranties and Covenants of Dicerna. Dicerna represents, warrants and covenants to Alnylam as follows, in each case as of the Effective Date:
11.2.1 Field Limitation. Dicerna and its Affiliates will, and will cause its Sublicensees to, ensure that in no event will any Dicerna Product be (i) administered to or used in (or developed or designed for use or administration in) the CNS or Eye through any route of administration (including when administered intrathecally or intraocularly), or (ii) developed or commercialized as a prophylactic or therapeutic for a disease(s) of the CNS or Eye where the siRNA contained in such Product is conferring any therapeutic effect through interference in the CNS or Eye, as applicable, with the function of any messenger RNA encoded by the same target gene as such Dicerna Product. Dicerna and its Affiliates will not be liable for uses by any Third Party of the Product outside of the approved label use(s) for such Product if and only if Dicerna and its Affiliates comply with all of the undertakings set forth on Exhibit F.
11.3 Limitation. Neither Party makes any representation or warranty, either express or implied, that any of the Research, Development and/or Commercialization efforts with regard to any Product will be successful.
11.4 No Other Warranties. Except as otherwise expressly set forth in this Agreement, each Party expressly disclaims any and all representations or warranties of any kind with respect to the subject matter of this Agreement, whether express or implied, including any warranties of non-infringement, merchantability or fitness for a particular purpose.

12. INDEMNIFICATION AND LIABILITY
12.1 Indemnification by Alnylam. Alnylam shall indemnify, defend and hold Dicerna and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Dicerna Indemnified Party”), harmless from and against losses, damages and liability, including reasonable legal expense and attorneys’ fees, (collectively, “Losses”) to which any Dicerna Indemnified Party may become subject as a result of any Third Party demands, claims or actions (“Claims”) against any Dicerna Indemnified Party (including product liability claims) arising or resulting from: (a) the fraud, gross negligence or willful misconduct of Alnylam or its Affiliates pursuant to this Agreement, (b) the material breach of any term in or the covenants, warranties, representations made by Alnylam to Dicerna under this Agreement, or (c) the Development or Commercialization of Alnylam Products by Alnylam or its Affiliates or Sublicensees. Alnylam is only obliged to so indemnify and hold the Dicerna Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement by or the negligence or willful misconduct of Dicerna or a Dicerna Indemnified Party.
12.2 Indemnification by Dicerna. Dicerna shall indemnify, defend and hold Alnylam and its Affiliates, and their respective officers, directors, employees, contractors, agents and assigns (each, a “Alnylam Indemnified Party”), harmless from and against Losses incurred by any Alnylam Indemnified Party as a result of any Third Party Claims against any Alnylam Indemnified Party (including product liability claims) arising or resulting from: (a) the fraud, gross negligence or willful misconduct of Dicerna or its Affiliates pursuant to this Agreement; (b) the material breach of any term in or the covenants, warranties, representations made by Dicerna to Alnylam under this Agreement, or (c) the Development or Commercialization of Dicerna Products by Dicerna or its Affiliates or Sublicensees. Dicerna is only obliged to so indemnify and hold the Alnylam Indemnified Parties harmless to the extent that such Claims do not arise from the material breach of this Agreement or the negligence or willful misconduct of Alnylam or an Alnylam Indemnified Party.
12.3 Indemnification Procedure.
12.3.1 Any Dicerna Indemnified Party or Alnylam Indemnified Party seeking indemnification hereunder (“Indemnified Party”) shall notify the Party against whom indemnification is sought (“Indemnifying Party”) in writing reasonably promptly after the assertion against the Indemnified Party of any Claim in respect of which the Indemnified Party intends to base a claim for indemnification hereunder, but the failure or delay so to notify the Indemnifying Party shall not relieve the Indemnifying Party of any obligation or liability that it may have to the Indemnified Party except to the extent that the Indemnifying Party demonstrates that its ability to defend or resolve such Claim is adversely affected thereby.
12.3.2 Subject to the provisions of Section 12.3.3, the Indemnifying Party shall have the right, upon providing notice to the Indemnified Party of its intent to do so within [***] days after receipt of the notice from the Indemnified Party of any Claim, to assume the defense and handling of such Claim, at the Indemnifying Party’s sole expense.
12.3.3 The Indemnifying Party shall select competent counsel in connection with conducting the defense and handling of such Claim, and the Indemnifying Party shall defend or handle the same in consultation with the Indemnified Party, and shall keep the Indemnified Party timely apprised of the status of such Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, agree to a settlement of any Claim which could lead to liability or create any financial or other obligation on the part of the Indemnified Party for which the Indemnified Party is not entitled to indemnification hereunder, or would involve any admission of wrongdoing on the part of the Indemnified Party. The Indemnified Party shall cooperate with the Indemnifying Party, at the request and expense of the Indemnifying Party, and shall be entitled to participate in the defense and handling of such Claim with its own counsel and at its own expense.
12.4 Special, Indirect and Other Losses. Neither Party nor any of its Affiliates shall be liable under this Agreement for special, indirect, incidental, punitive or consequential damages, including loss of profits suffered by the other Party, except for: (a) punitive or exemplary damages required to be paid to a Third Party pursuant to a non-appealable order of a court of competent jurisdiction in connection with a Third Party claim for which the Indemnified Party is entitled to indemnification hereunder; (b) such damages arising out of Article 8 of this Agreement by a Party, its Affiliates or Sublicensees; or (c) such damages arising out of the fraud, gross negligence or willful misconduct of the liable Party.
12.5 Insurance. Each Party, at its own expense, shall maintain liability insurance (which may include self-insurance) in an amount adequate to cover its obligations under this Agreement during the Term, and shall provide to the other Party a certificate of insurance (or evidence of self-insurance) evidencing such coverage upon request.

13. GENERAL PROVISIONS
13.1 Assignment. Except as provided in this Section 13.1, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party; provided, however, that (and notwithstanding anything elsewhere in this Agreement to the contrary) (a) either Party may, without such consent, assign this Agreement and its rights and obligations hereunder in whole or in part: (i) to an Affiliate of such Party so long as such Party remains primarily liable for any acts or omissions of such Affiliate; (ii) to the Acquirer in connection with a Change of Control or to a Third Party in connection with a sale to such Third Party of all or substantially all of the business of such Party to which this Agreement relates. Any attempted assignment not in accordance with this Section 13.1 shall be void. The assigning Party shall promptly notify the other Party of any such permitted assignment, and any such permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement.
13.2 Severability. Should one or more of the provisions of this Agreement become void or unenforceable as a matter of Applicable Laws, then this Agreement shall be construed as if such provision were not contained herein and the remainder of this Agreement shall be in full force and effect, and the Parties will use their best efforts to substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible with the original intent of the Parties.
13.3 Governing Law; English Language. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts and the patent laws of the United States without giving effect to any law that would result in the application of a different body of law than as set forth in this Section 13.3. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any Dispute regarding, the terms of this Agreement.

13.4 Dispute Resolution.
13.4.1 If any dispute, claim or controversy of any nature arising out of or relating to this Agreement, including any action or claim based on tort, contract or statute, or concerning the interpretation, effect, termination, validity, performance or breach of this Agreement (each, a “Dispute”), arises between the Parties, if and as applicable, within [***] days after a written request by either Party to the other Party (“Notice of Dispute”), either Party may refer the Dispute to the Executive Officer of each Party for resolution through good faith negotiation of such Executive Officers.
13.4.2 If, after an additional [***] days after the Notice of Dispute, the Executive Officers have not succeeded in negotiating a resolution of the Dispute [***].
13.4.3 Notwithstanding the dispute resolution procedures set forth in this Section 13.4, in the event of an actual or threatened breach hereunder, the aggrieved Party may seek equitable relief (including restraining orders, specific performance or other injunctive relief) without submitting to the applicable dispute resolution procedure if there is a reasonable likelihood of the occurrence of irreparable harm during the period of the applicable dispute resolution procedure.
13.5 Force Majeure. Neither Party shall be responsible to the other for any failure or delay in performing any of its obligations under this Agreement or for other nonperformance hereunder (excluding, in each case, the obligation to make payments when due) if such delay or nonperformance is caused by strike, fire, flood, earthquake, accident, war, act of terrorism, act of God or of the government of any country or of any local government, or by any other cause unavoidable or beyond the control of any Party hereto. In such event, the affected Party shall use Commercially Reasonable Efforts to resume performance of its obligations and will keep the other Party informed of actions related thereto.
13.6 Waivers and Amendments. The failure of any Party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other Party. No waiver shall be effective unless it has been given in writing and signed by the Party giving such waiver. No provision of this Agreement may be amended or modified other than by a written document signed by authorized representatives of each Party.
13.7 Relationship of the Parties. Nothing contained in this Agreement shall be deemed to constitute a partnership, joint venture, or legal entity of any type between Alnylam and Dicerna, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to give any Party the power or authority to act for, bind, or commit the other.
13.8 Notices. All notices, consents or waivers under this Agreement shall be in writing and will be deemed to have been duly given when: (a) scanned and converted into a portable document format file (i.e., pdf file), and sent as an attachment to an e-mail message, where, when such message is received, a read receipt e-mail is received by the sender (and such read receipt e-mail is preserved by the Party sending the notice), provided, further that a copy is promptly sent by an internationally recognized overnight delivery service (receipt requested) (although the sending of the e-mail message shall be when the notice is deemed to have been given); or (b) the earlier of when received by the addressee or [***] days after it was sent, if sent by registered letter or overnight courier by an internationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and e-mail addresses set forth below (or to such other addresses and e-mail addresses as a Party may designate by notice):
If to Alnylam:   Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention Chief Operating Officer
and
Alnylam Pharmaceuticals, Inc.
675 West Kendall Street, Henri A. Termeer Square
Cambridge, MA 02142
Attention: Chief Legal Officer
If to Dicerna:  Dicerna Pharmaceuticals, Inc.
33 Hayden Avenue
Lexington, MA 02421
Attention: President
and
          Dicerna Pharmaceuticals, Inc.
33 Hayden Avenue
Lexington, MA 02421
Attention: General Counsel
13.9 Further Assurances. Dicerna and Alnylam hereby covenant and agree without the necessity of any further consideration, to execute, acknowledge and deliver any and all documents and take any action as may be reasonably necessary to carry out the intent and purposes of this Agreement.
13.10 No Third Party Beneficiary Rights. This Agreement is not intended to and shall not be construed to give any Third Party any interest or rights (including any third party beneficiary rights) with respect to or in connection with any agreement or provision contained herein or contemplated hereby, except as otherwise expressly provided for in this Agreement.
13.11 Entire Agreement. This Agreement sets forth the entire agreement and understanding of the Parties as to the subject matter hereof and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter. The Parties acknowledge and agree that, as of the Effective Date, all Confidential Information disclosed pursuant to the Confidentiality Agreement by a Party or its Affiliates shall be included in the Confidential Information subject to this Agreement and the Confidentiality Agreement is hereby superseded in its entirety; provided, that the foregoing shall not relieve any Person of any right or obligation accruing under the Confidentiality Agreement prior to the Effective Date. “Confidentiality Agreement” means the Mutual Confidential Disclosure Agreement between Alnylam and Dicerna dated September 27, 2019.
13.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
13.13 Expenses. Each Party shall pay its own costs, charges and expenses incurred in connection with the negotiation, preparation and execution of this Agreement.
13.14 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.
13.15 Construction. The Parties hereto acknowledge and agree that: (a) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (b) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (c) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.
13.16 Interpretation. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement. Unless specified to the contrary, references to Articles, Sections or Exhibits mean the particular Articles, Sections or Exhibits to this Agreement and references to this Agreement include all Exhibits hereto. In the event of any conflict between the main body of this Agreement and any Exhibit hereto, the main body of this Agreement shall prevail. Unless context otherwise clearly requires, whenever used in this Agreement: (a) the words “include” or “including” shall be construed as incorporating, also, “but not limited to” or “without limitation”; (b) the word “day” or “year” means a calendar day or year unless otherwise specified; (c) the word “notice” shall mean notice in writing (whether or not specifically stated) and shall include notices, consents, approvals and other written communications contemplated under this Agreement; (d) the words “hereof,” “herein,” “hereby” and derivative or similar words refer to this Agreement as a whole and not merely to the particular provision in which such words appear; (e) the words “shall” and “will” have interchangeable meanings for purposes of this Agreement; (f) provisions that require that a Party, the Parties or a committee hereunder “agree,” “consent” or “approve” or the like shall require that such agreement, consent or approval be specific and in writing, whether by written agreement, letter, approved minutes or otherwise; (g) words of any gender include the other gender; (h) words using the singular or plural number also include the plural or singular number, respectively; (i) references to any specific law, rule or regulation, or article, section or other division thereof, shall be deemed to include the then-current amendments thereto or any replacement law, rule or regulation thereof; (j) the phrases “non-creditable” and “non-refundable” shall not prohibit, limit or restrict either Party’s right to obtain damages in connection with a breach of this Agreement; and (k) neither Party shall be deemed to be acting on behalf of the other Party.

13.17 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive unless explicitly stated to be so, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.
[Remainder of page left blank intentionally; signature page follows.]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives.

ALNYLAM PHARMACEUTICALS, INC.

By:/s/ Jeff Poulton
Name: Jeff Poulton
Title: Chief Financial Officer

DICERNA PHARMACEUTICALS, INC.

By:/s/ Douglas M. Fambrough
Name: Douglas M. Fambrough
Title: Chief Executive Officer
[Signature Page to the Patent Cross-License Agreement]

EXHIBIT A

CERTAIN ALNYLAM AGREEMENTS

[***]

EXHIBIT B
CERTAIN DICERNA AGREEMENTS

[***]

EXHIBIT C
[***]

EXHIBIT D

[***]

EXHIBIT E

MUTUAL PRESS RELEASE

Contacts:
Alnylam Pharmaceuticals, Inc.

Christine Regan Lindenboom
(Investors and Media)
+1-617-682-4340

Josh Brodsky
(Investors)
+1-617-551-8276

Dicerna Pharmaceuticals, Inc.
Media:
Amy Trevvett, Dicerna Pharmaceuticals, Inc.
+1 617-612-6253
atrevvett@dicerna.com
Investors:
Lauren Stival, Stern Investor Relations, Inc.
+1 212-362-1200
lauren.stival@sternir.com

Alnylam and Dicerna Form RNAi Therapeutics Collaboration on Alpha-1 Antitrypsin Deficiency-Associated Liver Disease and Complete Cross-License Agreement for Primary Hyperoxaluria Programs

- Dicerna to Lead Global Clinical Development and U.S. Commercialization of its DCR-A1AT and Alnylam’s ALN-AAT02 Investigational Therapeutics for the Treatment of Alpha-1 Liver Disease; Alnylam Retains Post-Phase 3 Opt-in Right for Ex-U.S. Commercialization -
- Companies Complete Non-Exclusive Intellectual Property Cross-License Agreement for the Development and Commercialization of Alnylam’s Lumasiran and Dicerna’s Nedosiran Investigational Programs for Primary Hyperoxaluria -

CAMBRIDGE, Mass. and LEXINGTON, Mass. --[BUSINESS WIRE]--April 6, 2020 - Alnylam Pharmaceuticals, Inc. (Nasdaq: ALNY), and Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA), both leaders in the field of ribonucleic acid interference (RNAi) therapeutics, announced today the formation of a development and commercialization collaboration on investigational RNAi therapeutics for the treatment of alpha-1 antitrypsin (A1AT) deficiency-associated liver disease (alpha-1 liver disease). In addition, the companies have completed a cross-license of their respective intellectual property for Alnylam’s lumasiran and Dicerna’s nedosiran investigational programs for the treatment of primary hyperoxaluria (PH). These agreements will enhance and accelerate Alnylam’s and Dicerna’s ability to bring these orphan product candidates to market.
“We are excited to bring our two leading RNAi therapeutics companies together in our efforts to advance potentially transformative medicines for the treatment of two rare diseases with significant unmet medical need. Specifically, the new agreements allow for Alnylam and Dicerna to join forces in areas of common interest, namely alpha-1 liver disease and primary hyperoxaluria,” said John Maraganore, Ph.D., Chief Executive Officer of Alnylam. “We look forward to collaborating with Dicerna to advance treatments for patients living with alpha-1 liver disease, where Dicerna will lead development and U.S. commercialization while Alnylam retains an ex-U.S. commercialization option, where the company already has the resources and experience to hit the ground running. Moreover, our cross-license agreement for primary hyperoxaluria puts the needs of patients and the patient community first, and ensures freedom to operate for both companies for their respective RNAi therapeutic programs in this ultra-rare orphan disease.”
“These agreements between Alnylam and Dicerna represent biopharma collaboration at its best, unifying the strengths of two leaders in RNAi innovation to rally behind the common goal of delivering much-needed new therapies to patients with rare diseases,” said Douglas M. Fambrough, Ph.D., President and Chief Executive Officer of Dicerna. “By joining our efforts in alpha-1 liver disease, we believe we can be more strongly assured of bringing forward the therapy with the greatest potential to benefit patients. At the same time, our agreement related to lumasiran and nedosiran clears a path for each company to offer a new and differentiated treatment to patients with PH.”
Under the development and commercialization agreement, Alnylam’s ALN-AAT02 and Dicerna’s DCR-A1AT, investigational RNAi therapeutics, each in Phase 1/2 development, will be explored for the treatment of alpha-1 liver disease. Under the agreement, Dicerna assumes responsibility for both ALN-AAT02 and DCR-A1AT at its cost, and may progress one or both of these investigational medicines through clinical development. Dicerna will select which product candidate(s) to advance in development for the treatment of patients with alpha-1 liver disease. At the completion of Phase 3, Alnylam has the no-cost opportunity to opt-in to commercialize the selected candidate in countries outside the U.S., where it already has a commercialization infrastructure in place. If Alnylam exercises its opt-in right, each party shall pay tiered royalties to the other party based on net product sales generated in its territory at rates dependent on which candidate is commercialized. In the event Alnylam waives its commercialization option, Dicerna will retain worldwide rights to commercialize the selected candidate(s) in exchange for milestones and royalties payable to Alnylam, also at a rate dependent on which candidate is ultimately commercialized.
In a separate agreement, Alnylam and Dicerna granted each other a non-exclusive cross-license to their respective intellectual property related to their PH treatment investigational programs to ensure that each party has the freedom to develop and commercialize its respective product candidate: Alnylam’s lumasiran targeting glycolate oxidase (GO) for the treatment of PH type 1 and Dicerna’s nedosiran targeting lactate dehydrogenase A (LDHA) for the treatment of PH types 1, 2, and 3. Alnylam’s lumasiran has achieved positive Phase 3 results in the ILLUMINATE-A study and is currently the subject of a rolling new drug application (NDA) with the U.S. Food and Drug Administration (FDA). Dicerna’s nedosiran is currently being evaluated in the PHYOX™ clinical development program in patients with PH. The cross-license agreement provides for Alnylam to pay mid- to high-single-digit royalties to Dicerna based on global net sales of lumasiran and for Dicerna to pay low-single-digit royalties to Alnylam on global net sales of nedosiran.
The transaction related to alpha-1 liver disease is subject to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and other customary conditions.

About ALN-AAT02 and DCR-A1AT
ALN-AAT02 and DCR-A1AT are investigational, subcutaneously administered RNAi therapeutics targeting alpha-1 antitrypsin (A1AT) in development for the treatment of A1AT deficiency-associated liver disease (alpha-1 liver disease). ALN-AAT02 utilizes Alnylam's enhanced stabilization chemistry plus (ESC+)-GalNAc-conjugate technology, which enables subcutaneous dosing with increased selectivity and a wide therapeutic index. DCR-A1AT utilizes Dicerna’s GalXCTM technology, which enables subcutaneous delivery and optimizes the activity of the RNAi pathway so that it operates in the most specific and potent fashion. The safety and efficacy of ALN-AAT02 and DCR-A1AT have not been evaluated by the FDA, EMA or any other health authority.

About Alpha-1 Antitrypsin Deficiency-Associated Liver Disease
Alpha-1 antitrypsin (A1AT) deficiency is an autosomal disorder that results in disease of the lungs and liver. A1AT is a liver-produced serine proteinase inhibitor with the primary function of protecting the lungs from neutrophil elastase and other irritants that cause inflammation. About 95 percent of people with A1AT deficiency are homozygous and carry two copies of the abnormal Z allele (PiZZ) which expresses the Z-AAT protein. In the liver, misfolding of the mutant Z-AAT protein hinders its normal release into the blood thereby causing it to aggregate in hepatocytes, leading to liver injury, fibrosis, cirrhosis, and hepatocellular carcinoma (HCC). There are estimated to be approximately 120,000 individuals with the PiZZ mutation in the U.S. and major European countries, and of these, 10 percent or more have an associated liver pathology (alpha-1 liver disease) caused by the aggregates of the misfolded Z-AAT protein. The only treatment options presently available for alpha-1 liver disease patients are supportive care and, in the case of advanced cirrhosis, liver transplantation. RNAi-mediated inhibition of A1AT in people with alpha-1 liver disease may represent a promising new way to treat this rare disease.

About Lumasiran
Lumasiran is an investigational, subcutaneously administered RNAi therapeutic targeting glycolate oxidase (GO), in development for the treatment of primary hyperoxaluria type 1 (PH1), an ultra-rare life threatening disease. GO is encoded by the hydroxyacid oxidase 1 (HAO1) gene. Thus, by silencing HAO1 and depleting the GO enzyme, lumasiran inhibits production of oxalate – the metabolite that directly contributes to the pathophysiology of PH1. Lumasiran utilizes Alnylam's Enhanced Stabilization Chemistry (ESC)-GalNAc-conjugate technology, which enables quarterly subcutaneous maintainence dosing with increased potency and durability and a wide therapeutic index. Lumasiran has received both U.S. and EU Orphan Drug Designations, a Breakthrough Therapy Designation and pediatric rare disease designation from the U.S. Food and Drug Administration (FDA), and a Priority Medicines (PRIME) designation from the European Medicines Agency (EMA). The safety and efficacy of lumasiran have not been evaluated by the FDA, EMA or any other health authority.

About Nedosiran
Nedosiran (formerly referred to as DCR-PHXC) is the only RNAi drug candidate in development for primary hyperoxaluria (PH) types 1, 2 and 3 and is Dicerna’s most advanced product candidate utilizing the proprietary GalXC™ RNAi technology platform. Nedosiran is designed to inhibit the lactate dehydrogenase A (LDHA) enzyme – an enzyme that catalyzes the final step in a common pathway resulting in oxalate overproduction in patients with PH1, PH2 and PH3. Dicerna is evaluating the safety and efficacy of nedosiran in patients with all known forms of PH as part of its PHYOX clinical development program.

About Primary Hyperoxaluria (PH)
PH is an ultra-rare disease with three known types (PH1, PH2 and PH3), each resulting from a mutation in one of three different genes. In patients with PH, excessive oxalate production results in the deposition of calcium oxalate crystals in the kidneys and urinary tract and can lead to the formation of painful and recurrent kidney stones and nephrocalcinosis. Renal damage is caused by a combination of tubular toxicity from oxalate, calcium oxalate deposition in the kidneys, and urinary obstruction by calcium oxalate stones. Compromised kidney function exacerbates the disease as the excess oxalate can no longer be effectively excreted, resulting in subsequent accumulation and crystallization in bones, eyes, skin, and heart, especially in patients with PH1 and PH2, leading to severe illness and death. Current treatment options are very limited and include frequent renal dialysis or combined organ transplantation of liver and kidney, a procedure with high morbidity that is limited due to organ availability. Although a minority of patients are fully responsive to Vitamin B6 therapy, there are no approved pharmaceutical therapies for PH.

About RNAi
RNAi (RNA interference) is a natural cellular process of gene silencing that represents one of the most promising and rapidly advancing frontiers in biology and drug development today. Its discovery has been heralded as “a major scientific breakthrough that happens once every decade or so,” and was recognized with the award of the 2006 Nobel Prize for Physiology or Medicine. By harnessing the natural biological process of RNAi occurring in our cells, a new class of medicines, known as RNAi therapeutics, is now a reality. Small interfering RNA (siRNA), the molecules that mediate RNAi and comprise Alnylam’s and Dicerna’s RNAi therapeutic platforms, function upstream of today’s medicines by potently silencing messenger RNA (mRNA) – the genetic precursors – that encode for disease-causing proteins, thus preventing them from being made. This is a revolutionary approach with the potential to transform the care of patients with genetic and other diseases.

About Alnylam Pharmaceuticals
Alnylam (Nasdaq: ALNY) is leading the translation of RNA interference (RNAi) into a whole new class of innovative medicines with the potential to transform the lives of people afflicted with rare genetic, cardio-metabolic, hepatic infectious, and central nervous system (CNS)/ocular diseases. Based on Nobel Prize-winning science, RNAi therapeutics represent a powerful, clinically validated approach for the treatment of a wide range of severe and debilitating diseases. Founded in 2002, Alnylam is delivering on a bold vision to turn scientific possibility into reality, with a robust RNAi therapeutics platform. Alnylam’s commercial RNAi therapeutic products are ONPATTRO® (patisiran), approved in the U.S., EU, Canada, Japan, Brazil, and Switzerland, and GIVLAARI® (givosiran), approved in the U.S and the EU. Alnylam has a deep pipeline of investigational medicines, including six product candidates that are in late-stage development. Alnylam is executing on its “Alnylam 2020” strategy of building a multi-product, commercial-stage biopharmaceutical company with a sustainable pipeline of RNAi-based medicines to address the needs of patients who have limited or inadequate treatment options. Alnylam is headquartered in Cambridge, MA.

About Dicerna Pharmaceuticals, Inc.
Dicerna Pharmaceuticals, Inc. (Nasdaq: DRNA) is a biopharmaceutical company focused on discovering, developing and commercializing medicines that are designed to leverage ribonucleic acid interference (RNAi) to selectively silence genes that cause or contribute to disease. Using our proprietary RNAi technology platform, GalXC™, Dicerna is committed to developing RNAi-based therapies with the potential to treat both rare and more prevalent diseases. By reducing the level of disease-causing proteins in the hepatocytes of the liver, Dicerna’s GalXC platform has the potential to safely target conditions that are difficult to treat with other modalities. Continually innovating, Dicerna is also exploring new applications of RNAi technology beyond the liver, targeting additional tissues and enabling new therapeutic applications. In addition to our own pipeline of core discovery and clinical candidates, Dicerna has established collaborative relationships with some of the world’s leading pharmaceutical companies, including Novo Nordisk A/S, Roche, Eli Lilly and Company, Alexion Pharmaceuticals, Inc. and Boehringer Ingelheim International GmbH. Between Dicerna and our collaborative partners, we currently have more than 20 active discovery, preclinical or clinical programs focused on rare, cardiometabolic, viral-infectious, chronic-liver and complement-mediated diseases, as well as neurodegeneration and pain. At Dicerna, our mission is to interfere – to silence genes, to fight disease, to restore heath. For more information, please visit www.dicerna.com.

Alnylam Forward Looking Statements
Various statements in this release concerning Alnylam's future expectations, plans and prospects, including, without limitation, Alnylam's views and plans with respect to the potential for RNAi therapeutics, including ALN-AAT02, lumasiran, DCR-A1AT and nedosiran, the development and potential commercialization of ALN-AAT02 and/or DCR-A1AT and its potential to opt-in to such program(s) in the future to commercialize outside of the U.S., expectations regarding the rolling submission of an NDA for lumasiran and the potential benefit of lumasiran and nedosiran for patients with PH, and expectations regarding the continued execution on its “Alnylam 2020” guidance for the advancement and commercialization of RNAi therapeutics, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: potential risks to Alnylam’s business, activities and prospects as a result of the COVID-19 pandemic, or delays or interruptions resulting therefrom; Alnylam's ability to discover and develop novel drug candidates; its ability to successfully demonstrate the efficacy and safety of its product candidates, including ALN-AAT02; the pre-clinical and clinical results for its product candidates, including ALN-AAT02, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all; actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional pre-clinical and/or clinical testing; delays, interruptions or failures in the manufacture and supply of its product candidates or its marketed products, including ALN-AAT02 or lumasiran; obtaining, maintaining and protecting intellectual property; intellectual property matters including potential patent litigation relating to its platform, products or product candidates; obtaining regulatory approval for its product candidates, including lumasiran, and maintaining regulatory approval and obtaining pricing and reimbursement for its products, including ONPATTRO and GIVLAARI; progress in continuing to establish a commercial and ex-United States infrastructure; successfully launching, marketing and selling its approved products globally, including ONPATTRO and GIVLAARI, and achieve net product revenues for ONPATTRO within its expected range during 2020; Alnylam’s ability to successfully expand the indication for ONPATTRO in the future; competition from others using technology similar to Alnylam's and others developing products for similar uses; Alnylam's ability to manage its growth and operating expenses within the ranges of its expected guidance and achieve a self-sustainable financial profile in the future, obtain additional funding to support its business activities, and establish and maintain strategic business alliances and new business initiatives; Alnylam's dependence on third parties, including Vir, for development of candidates for the treatment of infectious diseases, including COVID-19, and commercialization of any infectious disease product resulting therefrom, Regeneron, for development, manufacture and distribution of certain products, including eye and CNS products, and Ironwood, for assistance with the education about and promotion of GIVLAARI in the U.S.; the outcome of litigation; the risk of government investigations; and unexpected expenditures, as well as those risks more fully discussed in the "Risk Factors" filed with Alnylam's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Alnylam makes with the SEC. In addition, any forward-looking statements represent Alnylam's views only as of today and should not be relied upon as representing its views as of any subsequent date. Alnylam explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

Dicerna Forward-Looking Statements
Various statements in this release concerning Dicerna’s future expectations, plans and prospects, including, without limitation, Dicerna's views and plans with respect to the potential for RNAi therapeutics, including ALN-AAT02, DCR-A1AT and nedosiran, the development and potential commercialization of ALN-AAT02 and/or DCR-A1AT and the opportunity to accelerate development for patients, expectations regarding future royalties earned from sales of lumasiran or from commercialization of ALN-AAT02 and/or DCR-A1AT outside the United States, expectations regarding the rolling submission of an NDA for lumasiran and the potential benefit of lumasiran and nedosiran for patients with PH and the success of Dicerna’s PHYOX clinical program and expectations regarding the success of the collaboration with Alnylam, constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Actual results and future plans may differ materially from those indicated by these forward-looking statements as a result of various important risks, uncertainties and other factors, including, without limitation: potential risks to Dicerna’s business, activities and prospects as a result of the COVID-19 pandemic, or delays or interruptions resulting therefrom; Dicerna’s ability to discover and develop novel drug candidates; its ability to successfully demonstrate the efficacy and safety of its product candidates, including nedosiran, DCR-A1AT and/or ALN-AAT02; the preclinical and clinical results for its product candidates, including nedosiran, DCR-A1AT and/or ALN-AAT02, which may not be replicated or continue to occur in other subjects or in additional studies or otherwise support further development of product candidates for a specified indication or at all; actions or advice of regulatory agencies, which may affect the design, initiation, timing, continuation and/or progress of clinical trials or result in the need for additional preclinical and/or clinical testing; delays, interruptions or failures in the manufacture and supply of its product candidates, including nedosiran, DCR-A1AT or ALN-AAT02; obtaining, maintaining and protecting intellectual property, Dicerna’s dependence on existing collaborators and success of future collaborations, as well as those risks more fully discussed in the “Risk Factors” filed with Dicerna’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (SEC) and in other filings that Dicerna makes with the SEC. In addition, any forward-looking statements represent Dicerna’s views only as of today and should not be relied upon as representing its views as of any subsequent date. Dicerna explicitly disclaims any obligation, except to the extent required by law, to update any forward-looking statements.

GalXC™ and PHYOX™ are trademarks of Dicerna Pharmaceuticals, Inc.

EXHIBIT F

CERTAIN UNDERTAKINGS BY DICERNA

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